Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-234425 and 333-234425-01

Product Supplement No. COMM MITTS-1

(To Prospectus dated December 31, 2019

and Series A MTN Prospectus Supplement dated December 31, 2019)

April 12, 2022

BofA Finance LLC

Market Index Target-Term Securities® “MITTS®” Linked to One or More Commodities, Related Futures Contracts or Commodity Indices

Fully and Unconditionally Guaranteed by Bank of America Corporation

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MITTS are unsecured senior notes issued by BofA Finance LLC, a direct, wholly-owned subsidiary of Bank of America Corporation (the “Guarantor”). Any payment due on MITTS is fully and unconditionally guaranteed by the Guarantor. Any payments due on MITTS, including any repayment of principal, will be subject to the credit risk of BofA Finance LLC, as issuer of MITTS, and the credit risk of Bank of America Corporation, as guarantor of MITTS.

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MITTS may not guarantee the full return of principal at maturity, and we will not pay interest on MITTS. Instead, the return on MITTS will be based on the performance of an underlying “Market Measure,” which will be a commodity, a futures contract on a commodity, a commodity index or a basket of the foregoing.

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If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined in “Summary” herein), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will typically be greater than or equal to 100%. The Redemption Amount may also be subject to a specified cap (the “Capped Value”).

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If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of the principal amount of your MITTS.

•	This product supplement describes the general terms of MITTS, the risk factors to consider before investing, the general manner in which MITTS may be offered and sold, and other relevant information.

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For each offering of MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Participation Rate (as defined below), the Minimum Redemption Amount, any applicable Capped Value and certain risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

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MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

•	One or more of our affiliates, including BofA Securities, Inc. (“BofAS”), may act as our selling agents to offer MITTS and will act in a principal capacity in such role.

MITTS and the related guarantee of MITTS by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. MITTS are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of MITTS should consider the information in “Risk Factors” beginning on page PS-7 of this product supplement, page S-5 of the accompanying Series A MTN prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

MITTS® and “Market Index Target-Term Securities®” are the Guarantor’s registered service marks.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus, as well as the applicable term sheet. None of us, the Guarantor or BofAS have authorized any other person to provide you with any information different from the information set forth in these documents. If anyone provides you with different or inconsistent information about MITTS, you should not rely on it.

Key Terms:

General:

MITTS are senior debt securities issued by BofA Finance LLC, and are not guaranteed or insured by the FDIC or secured by collateral. MITTS are fully and unconditionally guaranteed by Bank of America Corporation. MITTS will rank equally in right of payment with all other unsecured and unsubordinated debt of BofA Finance LLC from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of MITTS will rank equally in right of payment with all other unsecured and unsubordinated obligations of Bank of America Corporation, except obligations that are subject to any priorities or preferences by law. Any payments due on MITTS, including any repayment of principal, are subject to the credit risk of BofA Finance LLC, as issuer of MITTS, and the credit risk of Bank of America Corporation, as guarantor of MITTS.

The return on MITTS will be based on the performance of a Market Measure. If the value of the applicable Market Measure decreases from the Starting Value to the Ending Value, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet.

Each issue of MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem MITTS at any earlier date. We will not make any payments on MITTS until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•  commodities;

•  futures contracts on a commodity;

•  commodity indices; or

•  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change in the value of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing value of the Market Measure on the date when MITTS are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of MITTS—Basket Market Measures.”

The “Ending Value” will equal the average of the closing values of the Market Measure on each calculation day during the Maturity Valuation Period (as defined in “Description of MITTS — The Starting Value and the Ending Value” below).

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of MITTS—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined in “Description of MITTS — Market Disruption Events” below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of MITTS—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket,” as applicable.

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure. The Participation Rate will typically be equal to or greater than 100% and will be set forth in the term sheet.

Capped Value:	The maximum Redemption Amount, if one is applicable to your MITTS. If a Capped Value is applicable to your MITTS, your investment return is limited to the amount represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount of your MITTS if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value, you will receive a Redemption Amount that is less than or equal to the principal amount, subject to the Minimum Redemption Amount.

Any payments due on MITTS, including any repayment of principal, are subject to our credit risk as issuer of MITTS and the credit risk of Bank of America Corporation, as guarantor of MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

(ii) The Minimum Redemption Amount.

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount and will be specified in the applicable term sheet.

Principal at Risk:	If the Minimum Redemption Amount for your MITTS is less than the principal amount, you may lose a portion of the principal amount of your MITTS. Further, if you sell your MITTS prior to maturity, you may find that their market value is less than the price that you paid for your MITTS, and could be less than the Minimum Redemption Amount.

Calculation Agent:	The calculation agent will make all determinations associated with MITTS. Unless otherwise set forth in the applicable term sheet, we will appoint our affiliate, BofAS, or one of our other affiliates, to act as calculation agent for MITTS. See “Description of MITTS—Role of the Calculation Agent.”

Selling Agents:	One or more of our affiliates, including BofAS, will act as our selling agent(s) in connection with each offering of MITTS and will receive a commission or an underwriting discount based on the number of units of MITTS sold. None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely on this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase MITTS.

Listing:	Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

ERISA Considerations:	See “ERISA Considerations” beginning on page 60 of the accompanying prospectus.

This product supplement relates only to MITTS and does not relate to any commodity, futures contract or commodity index that comprises the Market Measure described in any term sheet. You should read carefully the entire prospectus, prospectus supplement and this product supplement, together with the applicable term sheet, to understand fully the terms of your MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any MITTS. In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in MITTS, to determine whether an investment in MITTS is appropriate for you. If information in this product supplement is inconsistent with the accompanying prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement. You should review carefully the applicable term sheet to understand the specific terms of your MITTS.

None of us, the Guarantor or any selling agent is making an offer to sell MITTS in any jurisdiction where the offer or sale is not permitted.

Certain terms used and not defined in this product supplement have the meanings ascribed to them in the accompanying prospectus supplement or prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC, and not to Bank of America Corporation (or any other affiliate of ours).

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any MITTS.

RISK FACTORS

Your investment in MITTS is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase MITTS should be made only after carefully considering the risks, including those discussed below, together with the risk information contained in the accompanying prospectus supplement and prospectus, in light of your particular circumstances. MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of MITTS or investments in commodities, futures contracts on commodities, or commodity-based indices in general.

Structure-related Risks

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the principal amount, your investment may result in a loss. The payment you will receive on the maturity date for your MITTS will depend on the direction of and percentage change in the value of the Market Measure to which your MITTS are linked. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your return on MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return is limited to the amount represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. If specified in the applicable term sheet, the appreciation potential of MITTS will be limited to the Capped Value. In such a case, you will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure or a Basket Component, as applicable (or the components included in the Market Measure or Basket Component), would allow you to receive the full benefit of any appreciation in the value of the Market Measure or Basket Component (or those components).

Additionally, the Market Measure may consist of one or more commodities, futures contracts or commodity indices that include components traded in a non-U.S. currency. If the value of that currency strengthens against the U.S. dollar during the term of your MITTS, you may not obtain the benefit of that increase, which you would have received if you had owned the commodities or futures contracts represented by the Market Measure.

Payments on MITTS are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, MITTS. MITTS are our senior unsecured debt securities, the payment on which will be fully and unconditionally guaranteed by the Guarantor. MITTS are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability and the ability of the Guarantor to repay our obligations under MITTS on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the maturity date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of MITTS.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of MITTS. However, because your return on MITTS depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Market Measure, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to MITTS.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of Bank of America Corporation, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under MITTS in the ordinary course. However, we will have no assets available for distributions to holders of such MITTS if they make claims in respect of MITTS in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders in respect of such claims will be limited to those available under the Guarantor’s guarantee of such MITTS, and any obligations under that guarantee will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to the Guarantor’s subordinated obligations. Holders of MITTS will have recourse only to a single claim against the Guarantor and its assets under the Guarantor’s guarantee of MITTS, and holders of MITTS should accordingly assume that in any bankruptcy, resolution or similar proceeding, they would not have priority over, and should be treated equally with, the claims of all other unsecured and unsubordinated obligations of the Guarantor, including claims of holders of unsecured senior debt securities issued by the Guarantor.

The Guarantor’s ability to make payments under its guarantee of MITTS will depend upon its receipt of funds from its subsidiaries, and applicable laws and regulations, and actions taken under the Guarantor’s resolution plan, could restrict the ability of its subsidiaries to transfer such funds. The Guarantor is a holding company and conducts substantially all of its operations through its subsidiaries. The Guarantor’s ability to make payments under its guarantee of our payment obligations on MITTS depends upon the Guarantor’s receipt from its subsidiaries of dividends and other distributions, loans, advances and other payments. Many of these subsidiaries, including bank and broker-dealer subsidiaries, are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to the Guarantor or to its other subsidiaries. In addition, the Guarantor’s bank and broker-dealer subsidiaries are subject to restrictions on their ability to lend or transact with affiliates and to minimum regulatory capital and liquidity requirements. Intercompany arrangements the Guarantor has entered into in connection with its resolution planning could restrict the amount of funding available to it from its subsidiaries under certain adverse conditions, as described below under “—A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on MITTS.” These restrictions could prevent the Guarantor’s subsidiaries from paying dividends or making other distributions to the Guarantor or otherwise providing funds to the Guarantor that the Guarantor needs in order to make payments under its guarantee of our payment obligations on MITTS.

A resolution under the Guarantor’s preferred single point of entry resolution strategy could materially adversely affect its liquidity and financial condition and its ability to make payments under its guarantee of our payment obligations on MITTS. The Guarantor is required periodically to submit a plan to its primary regulatory authorities describing its resolution strategy under the U.S. Bankruptcy Code in the event of material financial distress or failure. In the Guarantor’s current plan, its preferred resolution strategy is a single point of entry strategy. This strategy provides that only the Guarantor (the parent holding company) files for resolution under the U.S. Bankruptcy Code and contemplates providing certain key operating subsidiaries with sufficient capital and liquidity to operate through severe stress and to enable such subsidiaries to continue operating or be wound down in a solvent manner following a Guarantor bankruptcy. The Guarantor has entered into intercompany arrangements governing the contribution of capital and liquidity with these key subsidiaries. As part of these arrangements, the Guarantor has transferred most of its assets (and has agreed to transfer additional assets) to a wholly-owned holding company subsidiary in exchange for a subordinated note. Certain of the Guarantor’s remaining assets secure its ongoing obligations under these intercompany arrangements. The wholly-owned holding company subsidiary also has provided a committed line of credit that, in addition to the Guarantor’s cash, dividends and interest payments, including interest payments the Guarantor receives in respect of the subordinated note, may be used to fund the Guarantor’s obligations. These intercompany arrangements include provisions to terminate the line of credit, forgive the subordinated note and require the Guarantor to contribute its remaining financial assets to the wholly-owned holding company subsidiary if the Guarantor’s projected liquidity resources deteriorate so severely that resolution becomes imminent, which could materially and adversely affect the Guarantor’s liquidity and ability to meet its payment obligations, including under its guarantee of our payment obligations on MITTS. In addition, the Guarantor’s preferred resolution strategy could result in holders of MITTS being in a worse position and suffering greater losses than would have been the case under bankruptcy or other resolution scenarios or plans.

The Guarantor’s obligations under its guarantee of MITTS will be structurally subordinated to liabilities of the Guarantor’s subsidiaries. Because the Guarantor is a holding company, its right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Guarantor may itself be recognized as a creditor of that subsidiary. As a result, any obligations of the Guarantor under its guarantee of MITTS will be structurally subordinated to all existing and future liabilities of the Guarantor’s subsidiaries, and claimants should look only to the assets of the Guarantor for payments under the Guarantor’s guarantee of MITTS. Further, creditors of the Guarantor’s subsidiaries recapitalized pursuant to the Guarantor’s resolution plan generally would be entitled to payment of their claims from the assets of the subsidiaries, including the Guarantor’s contributed assets. In addition, any obligations of the Guarantor under its guarantee of MITTS will be unsecured and, therefore, in a bankruptcy or similar proceeding, will effectively rank junior to the Guarantor’s secured obligations to the extent of the value of the assets securing such obligations.

Each of BofA Finance LLC and the Guarantor is permitted to sell, convey or transfer all or substantially all of its assets to one or more of the Guarantor’s majority-owned subsidiaries and, in either such event, such subsidiary or subsidiaries will not be required under the indenture relating to MITTS to assume our obligations under MITTS or the Guarantor’s obligations under its guarantee of MITTS, as the case may be. We and the Guarantor each may sell, convey or transfer all or substantially all of our respective assets to one or more entities that are direct or indirect subsidiaries of the Guarantor in which the Guarantor and/or one or more of its subsidiaries owns more than 50% of the combined voting power, and under the indenture under which MITTS will be issued, including the provisions thereof relating to the Guarantor’s guarantee of such MITTS, such subsidiary or subsidiaries will not be required to assume our obligations under MITTS or the Guarantor’s obligations under its guarantee thereof, as the case may be. In either such event, (i) we will remain the sole obligor on such MITTS and the Guarantor will remain the sole obligor on such guarantee, as the case may be, (ii) creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims and (iii) obligations of the Guarantor under its guarantee of our MITTS would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such transferred assets. See “Description of Debt Securities—Limitation on Mergers and Sales of Assets” beginning on page 21 of the accompanying prospectus for more information.

MITTS issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor; events of bankruptcy or insolvency or resolution proceedings relating to the Guarantor and covenant breach by the Guarantor will not constitute an event of default with respect to MITTS. MITTS issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance LLC or the Guarantor. In addition, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor will not constitute an event of default with respect to MITTS. Furthermore, it will not constitute an event of default with respect to MITTS if the guarantee by the Guarantor ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor (in the absence of any such event occurring with respect to us) will not permit MITTS to be declared due and payable. In addition, a breach of a covenant by the Guarantor (including, for example, a breach of the Guarantor’s covenants with respect to mergers or the sale of all or substantially all its assets), will not permit MITTS to be declared due and payable. The value you receive on MITTS may be significantly less than what you otherwise would have received had MITTS been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution or similar proceedings relating to the Guarantor or the breach of a covenant by the Guarantor or upon the Guarantor’s guarantee ceasing to be in full force and effect.

Valuation- and Market-related Risks

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of MITTS other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption

Amount, is less than the principal amount if the Ending Value is less than the Starting Value. In addition, since the Ending Value will equal the average of the closing values of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the closing value of the Market Measure on any particular calculation day.

If your MITTS are linked to a Basket, increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components. The Market Measure of your MITTS may be a Basket. In such a case, changes in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components. The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the value of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the values of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, decreases in the values of the Basket Components that are more heavily weighted could have a greater adverse impact upon the value of the Market Measure and, consequently, the return on your MITTS.

The initial estimated value of MITTS considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of MITTS, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of MITTS. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

The public offering price you pay for MITTS will exceed the initial estimated value. If you attempt to sell MITTS prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the value of the Market Measure, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging related charge. These factors, together with various credit, market and economic factors over the term of MITTS, are expected to reduce the price at which you may be able to sell MITTS in any secondary market and will affect the value of MITTS in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, the Guarantor, BofAS or any of our other affiliates would be willing to purchase your MITTS in any secondary market (if any exists) at any time. The value of your MITTS at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our and the Guarantor’s creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your MITTS. If a secondary market exists, we cannot predict how MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for MITTS will depend on various factors, including the Guarantor’s financial performance and changes in the value of the Market Measure. The number of potential buyers of your MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We anticipate that one or more of the selling agents or their affiliates will act as a market-maker for MITTS that it offers, but none of them is required to do so and may cease to do so at any time. Any price at which a selling agent or its affiliates may bid for, offer, purchase, or sell any MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transaction costs may adversely affect the prices, if any, at which those MITTS might otherwise trade in the market. In addition, if at any time any selling agent or its affiliates were to cease acting as a market-maker for any issue of MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those MITTS could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list MITTS on any securities exchange or quotation system. Even if an application were made to list your MITTS, we cannot assure you that the application will be approved or that your MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of MITTS on any securities exchange or quotation system will not necessarily ensure that a trading market will develop or, if a trading market does develop, that there will be liquidity in the trading market.

Exchange rate movements may adversely impact the value of MITTS. If any component included in a Market Measure or Basket Component, as applicable, is traded in a currency other than U.S. dollars and, for purposes of the applicable Market Measure or Basket Component, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of that Market Measure or Basket Component, the level of the applicable Market Measure or Basket Component may be adversely affected and the value of MITTS may decrease.

Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. MITTS are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Minimum Redemption Amount will only apply if you hold MITTS to maturity. You have no right to have your MITTS redeemed prior to maturity. If you wish to liquidate your investment in MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your MITTS or no market at all. Even if you were able to sell your MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. The following paragraphs describe a specific factor’s expected impact on the market value of MITTS, assuming all other conditions remain constant.

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Value of the Market Measure. We anticipate that the market value of MITTS prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of MITTS will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases or decreases, the market value of MITTS is not expected to increase or decrease at the same rate. If you sell your MITTS when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed that Capped Value, we do not expect that MITTS will trade in any secondary market at a price that is greater than the Capped Value.

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Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of MITTS may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue during the term of MITTS. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of MITTS. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect commodity markets generally, may adversely affect the value of the Market Measure and the market value of MITTS. If the Market Measure or a Basket Component, as applicable, includes one or more components that have returns that are calculated based upon commodities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your MITTS may also be adversely affected by similar events in the markets of the relevant foreign countries.

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Interest Rates. We expect that changes in interest rates will affect the market value of MITTS. In general, if U.S. interest rates increase, we expect that the market value of MITTS will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of MITTS. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn decrease the value of the non-U.S. Market Measure, and, thus, the market value of MITTS may be adversely affected.

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Exchange Rate Movements and Volatility. If the Market Measure of your MITTS or any Basket Component, as applicable, includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your MITTS, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your MITTS.

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Our and the Guarantor’s Financial Condition and Creditworthiness. Our and the Guarantor’s perceived creditworthiness, including any increases in our respective credit spreads and any actual or anticipated decreases in our respective credit ratings, may adversely affect the market value of MITTS. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of MITTS. However, a decrease in our or the Guarantor’s credit spreads or an improvement in our or the Guarantor’s credit ratings will not necessarily increase the market value of MITTS.

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Time to Maturity. There may be a disparity between the market value of MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of such MITTS. As the time to maturity decreases, this disparity will likely decrease, such that the market value of MITTS will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including the selling agents, may affect your return on MITTS and their market value. We, the Guarantor and our other affiliates, including the selling agents, may buy or sell the commodities represented by or included in the Market Measure or in a Basket Component, as applicable, or futures or options contracts or exchange-traded instruments on the Market Measure or Basket Component or their respective components, or other instruments whose value is derived from the Market Measure or Basket Component or their respective components. We, the Guarantor and any of our other affiliates, including the selling agents, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under MITTS. These transactions could adversely affect the value of a Market Measure or Basket Component in a manner that could be adverse to your investment in MITTS. On or before the applicable pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including the selling agents, or others on our or their behalf (including for the purpose of hedging some or all of our anticipated exposure in connection with MITTS), may have the effect of increasing the value of a Market Measure or Basket Component or their respective components. Consequently, the values of that Market Measure or Basket Component or the components included in that Market Measure or Basket Component may decrease subsequent to the pricing date of an issue of MITTS, which may adversely affect the market value of MITTS.

We, the Guarantor or one or more of our other affiliates, including the selling agents, also expect to engage in hedging activities that could have the effect of increasing the value of the Market Measure or a Basket Component on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your MITTS prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.

We, the Guarantor or one or more of our other affiliates, including the selling agents, may purchase or otherwise acquire a long or short position in MITTS or the Market Measure/Basket Components, and may hold or resell MITTS. For example, the selling agents may enter into these transactions in connection with any market-making activities in which they engage. We cannot assure you that these activities will not decrease the value of the Market Measure or a Basket Component, decrease the market value of your MITTS prior to maturity or the Redemption Amount.

Conflict-related Risks

Our trading, hedging and other business activities, and those of the Guarantor and any of our other affiliates, including the selling agents, may create conflicts of interest with you. We, the Guarantor or one or more of our other affiliates, including the selling agents, may engage in trading activities related to the Market Measure or a Basket Component, as applicable, and to components included in the Market Measure or a Basket Component (and related futures and options contracts on the Market Measure, a Basket Component or their respective components) that are not for your account or on your behalf. We, the Guarantor or one or more of our other affiliates, including the selling agents, also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure, Basket Component or their components. These trading and other business activities may present a conflict of interest between your interest in MITTS and the interests we, the Guarantor and our other affiliates, including the selling agents, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure, a Basket Component or secondary trading in your MITTS, could be adverse to your interests as a beneficial owner of MITTS.

We, the Guarantor and one or more of our other affiliates, including the selling agents, expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under MITTS. We, the Guarantor or our other affiliates, including the selling agents, also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of MITTS. We may enter into such hedging arrangements with one or more of our affiliates. Our affiliates may enter into additional hedging transactions with other parties relating to MITTS and the applicable Market Measure or Basket Components. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the Guarantor and our affiliates, including the selling agents, will price these hedging transactions with the intent to realize a profit, regardless of whether the value of MITTS increases or decreases or whether the Redemption Amount of MITTS is more or less than the principal amount of MITTS. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and any of our other affiliates, including the selling agents, receive for the sale of MITTS, which creates an additional incentive to sell MITTS to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for MITTS and, as such, will determine the Starting Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that it would be required to make if the publication of a Market Measure or Basket Component, as applicable, is discontinued. See the sections entitled “Description of MITTS—Market Disruption Events,” “—Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we expect that the Guarantor will control the calculation agent, potential conflicts of interest could arise. None of us, the Guarantor or any of our affiliates will have any obligation to consider your interests as a holder of MITTS in taking any action that might affect the value of MITTS.

Market Measure-related Risks

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, our affiliates may have expressed views on expected movements in a Market Measure, a Basket Component or the components of the foregoing, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure or a Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure or a Basket Component from multiple sources, and you should not rely on the views expressed by our affiliates.

Ownership of MITTS will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure or a Basket Component. You will not own or have any beneficial or other legal interest in any of the commodities or futures contracts represented by or included in the Market Measure or a Basket Component. We will not invest in any of the commodities or futures contracts represented by or included in that Market Measure or Basket Component for your benefit.

The prices of commodities represented by or included in the Market Measure or a Basket Component may change unpredictably, affecting the value of your MITTS in unforeseeable ways. Trading in commodities and futures contracts is speculative and can be extremely volatile. Their market prices may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may adversely affect the value of a Market Measure, a Basket Component or the components of the foregoing in varying ways, and different factors may cause the levels and volatilities of commodity prices to move in inconsistent directions at inconsistent rates. Additionally, certain Market Measures or Basket Components may relate to a single industry (e.g., energy). These Market Measures and Basket Components are likely to be more volatile than other types of market measures which represent a broad base of commodities. In addition, a physical commodity futures contract (which may be the Market Measure or a Basket Component) may turn negative or decrease to a zero price. This could adversely affect the value of the Market Measure or Basket Component and, therefore, the value of your MITTS. The prices of physical commodities, including the commodities underlying the Market Measure or Basket Component, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.

Suspension or disruptions of market trading in the applicable commodities and related futures contracts may adversely affect the value of MITTS. The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption, or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.), could have an adverse effect on the value of or trading in the Market Measure or a Basket Component, or the manner in which it is calculated, and therefore, the value of MITTS.

Changes in exchange methodology may adversely affect the value of MITTS prior to maturity. The value of a Market Measure will be determined by reference to fixing prices, spot prices, or related futures contracts of the commodities represented by or included in a Market Measure or Basket Component, as determined by the applicable exchange or as otherwise set forth in the applicable term sheet. An exchange may from time to time change its rules or take extraordinary actions under its rules, which could adversely affect the prices of the applicable commodities or futures contracts, which could reduce the value of the Market Measure and the value of MITTS.

In addition, some fixing prices or spot prices are derived from a principals’ market, which operates as an over the counter (“OTC”) physical commodity market. Although market-making members of principals’ markets are typically supervised by regulating entities, the principals’ markets themselves are not regulated. If any tax or other form of regulation should affect the members of the relevant principals’ market, the role of the principals’ market as a benchmark for the applicable commodity may be affected.

Legal and regulatory changes could adversely affect the return on and value of your MITTS. The value of the underlying commodities or futures contracts could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.

In the U.S., the regulation of commodity transactions is subject to ongoing modification by governmental action. For example, the U.S. Commodity Futures Trading Commission (“CFTC”) has interpreted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which was enacted in July 2010, to require the CFTC to impose limits on the size of positions that can be held by market participants in futures contracts and OTC derivatives on certain physical commodities. The CFTC adopted final position limits rules in October 2020; the final rules became effective in March 2021 and are in the process of being phased in. While the ultimate effect of the final position limit rules are not yet known, these limits will likely restrict the ability of many market participants to trade in the commodities markets to the same extent as they have in the past, including affecting their ability to enter into or maintain hedge positions in the applicable commodity or futures contracts. These rules and various other legislative and regulatory requirements may, among other things, reduce liquidity, increase market volatility, and increase costs in these markets. These consequences could adversely affect the applicable Market Measure and the value of your MITTS.

In addition, other governmental or regulatory bodies (such as the European Commission) have proposed or may propose in the future legislation or regulations containing restrictions similar to those contemplated by Dodd-Frank, or other legislation or regulations containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. If such legislation or regulations are adopted or other legislation or regulations are adopted in the future, they could have an adverse effect on the value of the applicable Market Measure and your MITTS.

MITTS will not be regulated by the CFTC. Unlike an investment in MITTS, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because MITTS will not be interests in a commodity pool, MITTS will not be regulated by the CFTC as a commodity pool, neither we nor the Guarantor will be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. MITTS will not constitute investments by you or by us or the Guarantor on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). Neither we nor the Guarantor are registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A Market Measure may include commodities or futures contracts traded on foreign exchanges that are less regulated than U.S. markets and may involve different and greater risks than trading on U.S. exchanges. A Market Measure or Basket Component may include commodities or futures contracts that trade on exchanges located outside the U.S. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on U.S. exchanges. Certain foreign markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the relevant contracts. These factors could reduce the value of the applicable Market Measure and the value of your MITTS.

If a Market Measure includes a commodity index, future prices of the commodities included in that index that are different from their current prices may have a negative effect on the level of that index, and therefore the value of MITTS. A Market Measure may include a commodity index. Commodity indices generally reflect movements in commodity prices by measuring the value of futures contracts for the applicable commodities. To maintain the index, as futures contracts approach expiration, they are replaced by similar contracts that have a later expiration. For example, a futures contract purchased and held in August may specify an October expiration date. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling.” The level of the index is calculated as if the expiring futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. The difference in the price between the contracts that are sold and the new contracts for more distant delivery that are purchased is called “roll yield,” and the change in price that contracts experience while they are components of the index is sometimes referred to as “spot return.”

If the expiring futures contract included in the index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is (putting aside other considerations) trading in “backwardation.” In the example above, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. In this case, the effect of the roll yield on the level of the applicable index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango.” This would occur, for example, if the purchase of the December contract took place at a price that is higher than the sale price of the October contract. In this case, the effect of the roll yield on the level of the index will be negative because it will cost more to replace the expiring futures contract.

There is no indication that the markets for any specific commodity will consistently be in backwardation or that there will be a positive roll yield that increases the level of any applicable index. It is possible, when near-term or spot prices of the constituent commodities are decreasing, for the level of that index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation. If all other factors remain constant, the presence of contango in the market for a commodity included in an index could generally result in negative roll yield, even when the near-term or spot prices of the constituent commodities are stable or increasing, which could decrease the level of that index and the market value of MITTS.

Changes in the composition and valuation of a commodity index may adversely affect the value of MITTS. The composition of a commodity index may change over time as additional commodities satisfy the eligibility criteria or commodities or futures contracts currently included in that index fail to satisfy such criteria. The weighting factors applied to each commodity included in an index may change over time, based on changes in commodity prices, commodity forward curves, production statistics, or other factors. In addition, the index sponsor may modify the methodology for determining the composition and weighting of that index and for calculating its value in order to assure that that index represents a measure of the performance over time of the markets for the applicable commodities. Modifications to the methodology for determining the commodities or futures contracts to be included in an index and for valuing that index may be made in the future. In addition, a physical commodity futures contract (which may be a component of a commodity index) may turn negative or decrease to a zero price. This could adversely affect the value of the commodity index and, therefore, the value of your MITTS. The prices of physical commodities, including the commodities underlying a commodity index, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. These changes could adversely affect the level of that index, and the value of MITTS.

In addition, the index sponsor may discontinue or suspend calculation or dissemination of an index or materially alter the methodology by which it calculates an index. Any such actions could affect the value of MITTS. See “Description of MITTS —Adjustments to a Market Measure” and “—Discontinuance of a Market Measure.”

Neither we nor the Guarantor are responsible for the actions or public disclosure of information of any principals’ market or exchange on which a Market Measure or Basket Component trades. None of us, the Guarantor or any of our other affiliates, including the selling agents, is responsible for the adequacy or accuracy of the prices determined by these entities relating to the Market Measure or a Basket Component. You should make your own investigation into the applicable Market Measure or Basket Components and how each are traded. None of the principals’ markets or any exchange on which a Market Measure, Basket Component or component of the foregoing trades will be involved in any offering of MITTS in any way and none of them has any obligation to consider your interests in taking any actions that might affect the value of MITTS.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing MITTS.

Tax-related Risks

You may be required to include income on MITTS over their term for tax purposes, even though you will not receive any payments until maturity. MITTS are considered to be issued with original issue discount. You will be required to include income on MITTS over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled “U.S. Federal Income Tax Summary” and consult your own tax advisor.

The U.S. federal income tax consequences of an investment in MITTS are uncertain, and may be adverse to a holder of MITTS. No statutory, judicial, or administrative authority directly addresses the characterization of MITTS or securities similar to MITTS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in MITTS are not certain. We intend to treat MITTS as debt instruments for U.S. federal income tax purposes. Accordingly, you should consider the tax consequences of investing in MITTS, aspects of which are uncertain. See the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in MITTS.

USE OF PROCEEDS

Unless otherwise specified in the applicable term sheet, we intend to lend the net proceeds we receive from each sale of MITTS to the Guarantor and/or its other subsidiaries. Unless otherwise specified in the applicable term sheet, the Guarantor expects that it and/or its subsidiaries will use the proceeds from these loans for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we may use a portion of the net proceeds from the sale of MITTS to hedge our obligations under MITTS by entering into hedging arrangements with one or more of our affiliates.

DESCRIPTION OF MITTS

General

Each issue of MITTS will be part of a series of medium-term notes entitled “Medium-Term Notes, Series A” that will be issued under the senior indenture, as amended and supplemented from time to time, among us, the Guarantor and The Bank of New York Mellon Trust Company N.A., as trustee. The senior indenture is described more fully in the accompanying prospectus and prospectus supplement. The following description of MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

Our payment obligations on MITTS are fully and unconditionally guaranteed by the Guarantor. MITTS will rank equally in right of payment with all of our other unsecured and unsubordinated obligations from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of MITTS will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor from time to time outstanding, except obligations that are subject to any priorities or preferences by law. Any payments due on MITTS, including any repayment of principal, are subject to our credit risk, as issuer, and the credit risk of Bank of America Corporation, as guarantor.

The maturity date of MITTS and the aggregate principal amount of each issue of MITTS will be stated in the applicable term sheet. If the scheduled maturity date for MITTS is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on MITTS. Depending on the terms of MITTS, they may not guarantee the full return of principal at maturity. MITTS will be payable only in U.S. dollars.

Prior to the maturity date, MITTS are not redeemable by us or repayable at the option of any holder. MITTS are not subject to any sinking fund.

We will issue MITTS in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of MITTS will be set forth in the applicable term sheet. You may transfer MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of MITTS and the credit risk of the Bank of America Corporation as guarantor of MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal the greater of:

(i)	; and

(ii)	The Minimum Redemption Amount.

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Your participation in any upside performance of the Market Measure underlying your MITTS will also be impacted by the “Participation Rate.” The “Participation Rate” will be equal to or greater than 100%, unless otherwise set forth in the applicable term sheet. The Participation Rate will be set forth in the applicable term sheet.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in MITTS.

Each term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure or Basket Components, as applicable. However, historical values of the Market Measure or Basket Components are not indicative of any future performance or the performance of your MITTS.

An investment in MITTS does not entitle you to any ownership interest in any commodities or futures contracts that are represented by or included in a Market Measure or Basket Component.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing value of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing values of the Market Measure determined on each calculation day during the Maturity Valuation Period.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures—Ending Value of the Basket.”

The “Maturity Valuation Period” means a period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event (as defined in “—Market Disruption Events” below) has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which the index level, spot price or official settlement price (as applicable) for the applicable Market Measure is determined and published by the applicable index sponsor, commodities exchange, or other price source (or any successor thereto) described in the applicable term sheet.

Market Disruption Events

“Market Disruption Event” means, unless otherwise set forth in the applicable term sheet for a Market Measure, a Basket Component or an index component, any of the following events, as determined by the calculation agent in its sole discretion:

(1)

a material limitation, suspension, or disruption of trading in a Market Measure, a Basket Component or in one or more index components which results in a failure by the exchange on which the Market Measure, each applicable Basket Component or index component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)

the exchange published settlement price for the Market Measure, Basket Component or any index component is a “limit price,” which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange to announce or publish the exchange published settlement price for the Market Measure, Basket Component or any index component;

(4)

a suspension of trading in the Market Measure, Basket Component or one or more index components, for which the trading does not resume at least 10 minutes prior to the scheduled or rescheduled closing time; or

(5)

any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we, the Guarantor or our other affiliates have effected or may effect as to the applicable MITTS.

Starting Value

For a Market Measure that is a commodity or futures contract, if a Market Disruption Event occurs on the pricing date, the Starting Value will be the closing value of the Market Measure on the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing, provided that the closing value of the Market Measure will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner no later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date, regardless of the occurrence of a Market Disruption Event on that day.

For a Market Measure that is a commodity index, if a Market Disruption Event occurs on the pricing date with respect to any component of the index, the calculation agent will determine the Starting Value as follows:

(1)

With respect to each commodity or futures contract included in the index which is not affected by the Market Disruption Event (an “Unaffected Component”), the Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the pricing date.

(2)	With respect to each commodity or futures contract included in the index which is affected by a Market Disruption Event (an “Affected Component”):

a.

The Starting Value of the Market Measure will be based on the exchange published settlement price or other applicable price of each Affected Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Affected Component. If a Market Disruption Event continues to occur on the second scheduled Market Measure Business Day following the pricing date, the calculation agent will estimate on that date the price of that Affected Component to be used to determine the value of the Market Measure in a manner that it considers commercially reasonable under the circumstances.

b.	The final term sheet will set forth a brief statement of the facts relating to the establishment of the Starting Value (including a description of the relevant Market Disruption Event(s)).

(3)

The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

Ending Value

For a Market Measure that is a commodity or futures contract, if (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing value of the Market Measure or Basket Component, as applicable, for the applicable non-calculation day will be the closing value of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing value of the Market Measure or Basket Component on the next calculation day will also be deemed to be the closing value for the Market Measure or Basket Component on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing value of the Market Measure or Basket Component for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

For a Market Measure that is a commodity index, if (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period with respect to any component of the index or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day with respect to any component of the index by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing value for such non-calculation day as follows:

(1)

With respect to an Unaffected Component as to which the calculation agent has not determined that it is not a Market Measure Business Day due to an extraordinary event, occurrence, declaration or otherwise, the closing value of the Market Measure will be based on the exchange published settlement price or other applicable price of that commodity or futures contract on the scheduled calculation day.

(2)

With respect to an Affected Component or a component as to which the calculation agent has determined that it is not a Market Measure Business Day due to an extraordinary event, occurrence, declaration or otherwise, the closing value of the Market Measure or Basket Component, as applicable, will be based on the exchange published settlement price or other price of that Affected Component on the first Market Measure Business Day following the scheduled calculation day on which no Market Disruption Event occurs or is continuing with respect to that Affected Component, provided that the closing value will not be determined on a date later than the last scheduled calculation day. If a Market Disruption Event continues to occur on the last scheduled calculation day or such last scheduled calculation day is not a

Market Measure Business Day, the calculation agent will estimate on such date the price of that Affected Component to be used to determine the value of the Market Measure in a manner that it considers commercially reasonable under the circumstances, regardless of the occurrence of a Market Disruption Event or non-Market Measure Business Day on that last scheduled calculation day.

(3)

The calculation agent will determine the value of the Market Measure by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2) above using the then current method for calculating the index. The exchange or other price source on which an applicable commodity or futures contract is traded or valued for purposes of the above definition means the exchange or other price source used to value that commodity or futures contract for the calculation of the index.

Adjustments to a Market Measure

After the applicable pricing date, the relevant index sponsor, exchange or other price source for a Market Measure or Basket Component (a “Market Measure Publisher”) may make a material change in the method of determining the value of a Market Measure or Basket Component, or in another way that changes the Market Measure or Basket Component, such that it does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure or Basket Component had those changes or modifications not been made. In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure or Basket Component is to be calculated, make adjustments to the Market Measure or Basket Component. Those adjustments will be made in good faith as necessary to arrive at a calculation of a value of the applicable Market Measure or Basket Component as if those changes or modifications had not been made, and calculate the closing value of the Market Measure or Basket Component, as so adjusted.

Discontinuance of a Market Measure

After the pricing date, a Market Measure Publisher may discontinue publication or determination of the Market Measure, or one or more Basket Components. The Market Measure Publisher or another entity may then publish or calculate a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure or Basket Component (a “successor market measure”). If this occurs, the calculation agent will substitute the successor market measure and calculate the Ending Value as described above under “—The Starting Value and the Ending Value” or below under “—Basket Market Measures,” as applicable. If the calculation agent selects a successor market measure, the calculation agent will give written notice of the selection to the trustee, to us, to the Guarantor and to the holders of MITTS.

If a Market Measure Publisher discontinues publication or determination of the Market Measure before the end of the Maturity Valuation Period and the calculation agent does not select a successor market measure, then on each day that would otherwise be a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the calculation agent that a successor market measure is available,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the value or level of the Market Measure or Basket Component before any discontinuance. The calculation agent will make available to holders of MITTS information as to each such value by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure or Basket Component as described above, the successor market measure or value will be used as a substitute for that Market Measure or Basket Component for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the Market Measure or any Basket Component may adversely affect trading in MITTS.

Basket Market Measures

If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights. The Initial Component Weight for each Basket Component will be stated in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the applicable pricing date, based on the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing value of that Basket Component on the applicable pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the applicable pricing date. The Component Ratios will not be revised subsequent to their determination on the applicable pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios of a Basket, all of which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Commodity ABC, Commodity XYZ, and Commodity RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Value(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Commodity ABC	50.00%	500.00	0.10000000	50.00
Commodity XYZ	25.00%	2,420.00	0.01033058	25.00
Commodity RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing value of each Basket Component on the hypothetical pricing date.
(2)

The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing value of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the applicable pricing date as to any Basket Component (an “Affected Basket Component”), the calculation agent will establish the closing value of each Basket Component and, as a result, each Component Ratio, as follows:

(1)

With respect to each Basket Component that is not an Affected Basket Component, the closing value of such Basket Component will be based on the exchange published settlement price or other applicable price of that commodity or futures contract or closing level of that index on the pricing date.

(2)

with respect to each Affected Basket Component, the closing value of such Basket Component will be determined in the manner described above in “—Market Disruption Events—Starting Value,” provided that references to “Market Measure” will be references to “Basket Component,” references to “Starting Value” will be references to “closing value of the Basket Component on the pricing date,” and references to “Affected Component” will be references to “Affected Basket Component.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the closing value of each Basket Component on the applicable calculation day and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the closing value of each Basket Component. Any increase in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the closing value of a Basket Component (assuming no change in the closing value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will equal the average of the values of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (i) a Market Disruption Event occurs on a scheduled calculation day or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing values of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing value of each Basket Component for which it is not determined to be a non-calculation day will be its closing value on such non-calculation day.

•

The closing value of each Basket Component for which it is determined to be a non-calculation day will be determined in the same manner as described above in “—Market Disruption Events—Ending Value,” provided that references to “Market Measure” will be deemed to be references to “Basket Component,” references to “closing value” will be deemed to be references to “closing value of the Basket Component,” and references to “Affected Component” will be deemed to be references to “Affected Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding MITTS as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor market measure, Market Measure Business Days, business days, calculation days, non-calculation days and determinations related to any adjustments to, or discontinuance of, any Market Measure or Basket Component. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you, the Guarantor and us, without any liability on the part of the calculation agent.

We expect to appoint BofAS or one of our other affiliates as the calculation agent for each issue of MITTS. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as MITTS are maintained in book-entry form.

Events of Default and Acceleration

Events of Default are defined in the senior indenture and in the section entitled “Description of Debt Securities— Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of MITTS upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described above under the caption “—Payment at Maturity,” determined as if MITTS matured on the date of acceleration, and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of MITTS, whether at their maturity or upon acceleration, they will not bear a default interest rate.

Listing

Unless otherwise specified in the applicable term sheet, MITTS will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

One or more of our affiliates may act as our selling agent for any offering of MITTS. The selling agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each selling agent will be a party to the distribution agreement described in “Supplemental Plan of Distribution (Conflicts of Interest)” beginning on page S-66 of the accompanying prospectus supplement.

Each selling agent will receive an underwriting discount or commission that is a percentage of the aggregate principal amount of MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable selling agent in order to purchase MITTS.

None of the selling agents is acting as your fiduciary or advisor solely as a result of the making of any offering of MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any MITTS. You should make your own investment decision regarding MITTS after consulting with your legal, tax, and other advisors.

BofAS and any of our other affiliates may use this product supplement and the accompanying prospectus supplement and prospectus, together with the applicable term sheet, in a market-making transaction for any MITTS after their initial sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of MITTS supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder. If the tax consequences associated with MITTS are different than those described below, they will be described in the applicable term sheet.

Although MITTS are issued by us, for U.S. federal income tax purposes, they will be treated as if they were issued by Bank of America Corporation. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to Bank of America Corporation unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase MITTS upon original issuance and will hold MITTS as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus. This summary assumes that MITTS have a term that exceeds one year and that both the issue price of MITTS, as determined for U.S. federal income tax purposes, and the Minimum Redemption Amount equal the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of MITTS or securities similar to MITTS for U.S. federal income tax purposes, in the opinion of our counsel, Sidley Austin LLP, MITTS with terms described in this product supplement should be treated as debt instruments for U.S. federal income tax purposes and as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method.” The balance of this discussion assumes that this characterization is proper and will be respected.

U.S. Holders

If MITTS are properly characterized as contingent payment debt instruments for U.S. federal income tax purposes, such MITTS generally will be subject to U.S. Treasury regulations governing contingent payment debt instruments. Under those regulations, and as further described under “U.S Federal Income Tax Considerations—General—Consequences to U.S. Holders—Debt Securities Subject to Contingences” in the accompanying prospectus, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to MITTS. A U.S. Holder of MITTS generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

We expect that the applicable term sheet will include a table that sets forth the following information with respect to the principal amount of MITTS for each of the applicable accrual periods through the maturity date of MITTS: (i) the amount of interest deemed to have accrued during the accrual period, and (ii) the total amount of interest deemed to have accrued from the original issue date through the end of the accrual period. The table will be based upon a projected payment schedule and a comparable yield. The comparable yield will be determined based upon market conditions as of the date of the applicable term sheet. Please note that the comparable yield is likely to change between the date of any preliminary term sheet and the date of the related final term sheet. Therefore, the projected payment schedule included in any preliminary term sheet will be subject to change. We will determine the actual projected payment schedule and the actual comparable yield on the pricing date. Any tax accrual table included in a preliminary term sheet will be revised, and the revised table will be set forth in the final term sheet prepared in connection with the initial sale of MITTS.

Upon a sale, exchange, retirement, or other disposition of MITTS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized and that holder’s tax basis in MITTS. A U.S. Holder’s tax basis in MITTS generally will equal the cost of MITTS, increased by the amount of OID previously accrued by the holder for MITTS and reduced by any projected payments for previous periods on MITTS. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for MITTS. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Non-U.S. Holders

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Consequences to Non-U.S. Holders” in the accompanying prospectus for the material U.S. federal income tax consequences that will apply to Non-U.S. Holders of MITTS.

U.S. Federal Estate Tax. Under current law, MITTS should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that MITTS would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations —General— Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on MITTS.